UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 31, 2021

Transcat, Inc.
(Exact name of registrant as specified in its charter)

Ohio	000-03905	16-0874418
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

35 Vantage Point Drive, Rochester, New York		14624
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code	(585) 352-7777

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.50 par value	TRNS	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On August 31, 2021, Transcat, Inc. (the “Company”) entered into a Share Purchase Agreement (the “Purchase Agreement”) with John Cummins and Ross Lane (the “Sellers”) and purchased all of the outstanding capital stock of Cal OpEx Limited (d/b/a NEXA Enterprise Asset Management), a private Irish company which owns all of the issued and outstanding capital stock of its U.S.-based subsidiary, Cal OpEx Inc., a Delaware corporation (collectively, “NEXA”), for an aggregate purchase price of $22.5 million and potential earn-out payments of up to $7.5 million over a period of four years. NEXA provides calibration optimization and other technical solutions to improve asset and reliability management programs to pharmaceutical, biotechnology, and medical device companies worldwide.

Pursuant to the Purchase Agreement, the Company paid an upfront purchase price of $20.25 million in cash plus an amount of the Company’s common stock, par value $0.50 per share (“Common Stock”), with a value equal to $2.25 million, or 34,943 shares of Common Stock. The number of shares issued at closing was calculated based on the volume-weighted average price of the Common Stock for the 30 consecutive trading days prior to closing (the “30-day VWAP”), or $64.39 per share. A portion of the purchase price was placed in escrow to secure the Sellers’ obligations for working capital adjustments and the indemnification obligations of the Sellers under the terms of the Purchase Agreement. The Sellers are entitled to earn-out payments beginning in the first calendar year after closing and continuing for the next three years if the legacy business of NEXA achieves goals for revenue and earnings before income taxes, depreciation and amortization for each year as specified in the Purchase Agreement. The earn-out payments will be paid in shares of Common Stock, calculated using the then-current 30-day VWAP. The Purchase Agreement contains various representations, warranties and covenants of the parties that are customary for a transaction of this nature. The Company has also obtained a customary representation and warranty insurance policy of up to $3.0 million to insure against certain losses arising from breaches of, or inaccuracies in, the representations and warranties of the Sellers in the Purchase Agreement.

Also on August 31, 2021, the Company and the Sellers entered into a Registration Rights Agreement (the “Registration Rights Agreement”). Under the Registration Rights Agreement, the Company agreed to register for resale the shares of Common Stock received by the Sellers as part of the upfront purchase price under the Securities Act of 1933, as amended (the “Securities Act”). The Company has agreed to file a registration statement under the Securities Act within 45 days of the closing, or by October 15, 2021, to register the Seller’s shares for resale, and the Company will be obligated to file additional registration statements for the resale of any shares of Common Stock issued to the Sellers as earn-out payments.

The foregoing summary of the Purchase Agreement and Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of those agreements that will be filed as exhibits to the Company’s next Quarterly Report on Form 10-Q.

Item 3.02 Unregistered Sales of Equity Securities.

Under the terms of the Purchase Agreement, the Company issued the Sellers 34,943 shares of Common Stock using the exemption from registration under the Securities Act in Section 4(a)(2) of the Securities Act. Pursuant to the Purchase Agreement, the Sellers represented to the Company that it is an “accredited investor” as that term is defined in Regulation D of the Securities Act. Appropriate legends stating that such shares have not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption therefrom were affixed to the certificates or book entry statements evidencing such shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSCAT, INC.

Dated: August 31, 2021	By:	/s/ James M. Jenkins
James M. Jenkins
General Counsel and VP of Corporate Development